EXHIBIT 10.66

STRATEGIC VENDOR PLACEMENT AGREEMENT

This Strategic Vendor Placement Agreement (the "Agreement") is dated as of the 15th day of May, 2015 ("Effective Date") and is made by and between ELITE DATA SERVICES, INC. (the "Company"), a Florida corporation with its principal place of business located at 4447 N. Central Expressway Ste 110-135 Dallas, TX 75205 and LANDS END (the "SPV"), a resort property located in Roatan, Honduras. Hereinafter the Company and Vendor shall be referred to collectively as the "Parties."

RECITALS

WHEREAS, the Company purchased a license to operate One Hundred and Sixty Gaming Machines in Roatan, Honduras and seeks to enlist Lands End as a slot machine licensee hereafter referred to as a Strategic Placement Vendor ("SPV") who will permit gaming machines on its facility in exchange for a revenue share of the net profits per machine as defined herein;

AND WHEREAS, the Company is authorized to execute a revenue-sharing agreement in the form substantially set forth herein; and

AND WHEREAS, the revenue-sharing agreement shall be in substantially the following form and is effective when executed pursuant to the municipality of and regulatory authority of Honduras;

AND WHEREAS, the Company is willing to grant a sub-license subject to the terms and conditions set out in this agreement;

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01 "Accounting Principles" means US generally accepted accounting principles.

Section 1.02 "Category of machines" Category of machines" means slot machines, video poker machines, and table and counter games. Class I refers to coin or ticket-operated slot machines, which are controlled by random-number generating computer chips that are set to return a percentage of the amount played to the player ("player win") and to keep a percentage for the casino ("casino win" or "hold"). Class II shall refer to video poker machines, which involve the programming of the video poker rules. Class III shall refer to pay tables, which allows an element of player skill to affect the outcome of a game.

Section 1.03 "Currency" means, unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States Dollars.

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Section 1.04 "Distributor" means any person who sells, leases, or offers or otherwise provides, distributes, or services any slot machine or associated equipment for use or play of slot machines in Honduras. A manufacturer may be a distributor.

Section 1.05 "Designated slot machine gaming area" means the area or areas of a facility of a slot machine licensee in which slot machine gaming may be conducted in accordance with the provisions this Agreement.

Section 1.06 "Force Majure" shall mean the following events or circumstances, to the extent that the delay or otherwise adversely affect, the performance beyond reasonable control of the SPV, its agents and contractors, of their duties and obligations under this Agreement, or the performance by the Company of their respective duties under this Agreement to include: a) strikes, lockouts, labor disputes, failure of utilities, labor shortages or explosions; b) change in governmental requirements by any governmental authority, first effective after the date of his Agreement, c) acts of God, tornadoes, hurricanes, floods, sinkholes, fire and other casualties, landslides, earthquakes, epidemics, quarantine, pestilence, and/or abnormal inclement weather; d) acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots civil disturbances or national or internal calamities; e) any temporary restraining order, preliminary injunction or permanent injunction or mandamus or similar order.

Section 1.07 "Manufacturer" means any person who manufactures, builds, rebuilds, fabricates, assembles, produces, programs, designs, or otherwise makes modifications to any slot machine or associated equipment for use or play of slot machines in this state for gaming purposes. A manufacturer may be a distributor.

Section 1.08 "Master licensee" shall refer to the Company who holds the license to operate gaming machines in the designated distribution area.

Section 1.09 "Net Gaming revenue" is defined as slot machine revenues turnover minus customer winnings, bonuses, gaming taxes, license and sub-license fees not to include nonredeemable credits.

Section 1.10 "Nonredeemable credits" means slot machine operating credits that cannot be redeemed for cash or any other thing of value by a slot machine, kiosk, or the slot machine licensee and that are provided free of charge to patrons. Such credits do not constitute "nonredeemable credits" until such time as theyare metered as credit into a slot machine and recorded in the facility-based monitoring system.

Section 1.11 "Progressive system" means a computerized system linking slot machines in one or more licensed facilities within this jurisdiction and offering one or more common progressive payouts based on the amounts wagered.

Section 1.12 "Slot machine" means any mechanical or electrical contrivance, terminal that may or may not be capable of downloading slot games from a central server system, machine, or other device that, upon insertion of a coin, bill, ticket, token, or similar object or upon payment of any consideration whatsoever, including the use of any electronic payment system except a credit card or debit card unless authorized by the regulatory authority, is available to play or operate, the play or operation of which, whether by reason of skill or application of the element of chance or both, may deliver or entitle the person or persons playing or operating the contrivance, terminal, machine, or other device to receive cash, billets, tickets, tokens, or electronic credits to be exchanged for cash or to receive merchandise or anything of value whatsoever, whether the payoff is made automatically from the machine or manually. The term includes associated equipment necessary to conduct the operation of the contrivance, terminal, machine, or other device. Slot machines may use spinning reels, video displays, or both.

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Section 1.13 "Slot machine facility" means the SPV's facility at which slot machines as permitted and approved by the regulatory municipality are lawfully offered for play.

Section 1.14 "Slot machine sub-licensee" means a SPV who holds a license issued by the Company pursuant to this Agreement that authorizes such person to possess a slot machine within its facilities and allows slot machine gaming.

Section 1.15 "Slot machine operator" means a person employed or contracted by the Company to conduct slot machine gaming at that licensed facility.

Section 1.16 "Slot machine revenues" means the total of all cash and property, except nonredeemable credits, received by the slot machine licensee from the operation of slot machines less the amount of cash, cash equivalents, credits, and prizes paid to winners of slot machine gaming.

Section 1.17 "Sub-Licensee" shall mean a third party operating a sub-license acquired from the Company as the Master Licensee;

Section 1.18 "SVP" shall mean the Strategic Placement Vendor pursuant to the Company's Strategic Placement Vendor Program as defined herein.

Section 1.19 "SPV Fees" shall mean the monthly percentage fees earned by the Licensor from the net gaming revenue generated from the Master Licensees and Sub-Licensees operations.

ARTICLE II. SUMMARY AND CONSIDERATION

Section 2.01 Compensation. The Company shall agree to contribute Six Percent (6%) (the "Compensation Percentage") of its net gaming revenues identified in and under the procedures of this Agreement, in return for which the SPV agrees that the Company will:

(a)	Only share that part of its revenue arising from the use of Gaming Machines exclusively on the SPV's property; and

(b)	Have full authorization and authority to select and provide the Slot Machines to the SPV with the sole authority to dictate and select the Category of Machines and the use of a Progressive System;

Section 2.02 Number of Machines Granted under Sub-License. The Company agrees to sub-license twenty-five (25) machines to be distributed at the SPV's facilities pursuant to the terms stated in this Agreement.

Section 2.03 Payment Made to SPV. For the purposes of determining the payments under this subsection, the SPV shall receive the compensation percentage as stated in this Section Paragraph 1 payable on the amount of service and registered machines located on the SPV's facility pursuant to this Agreement less the:

(a)	"Net Win" which shall mean the total amount wagered on each electronic game of chance, minus the total amount paid to players for winning wagers at such machines; and

(b)	"Taxes and Fees" which shall include the taxable value of the gaming machines, the regulatory governmental and legal fees, and the license and sub-license fees as stated herein.

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Section 2.04 Licensing and Sub Licensing Fees. Licensing fees must be paid at the time of issuance of the sub-license payable at the sum of $1,000 per year or an equivalent of 2% of the Net Gaming Revenue per month, whichever amount is lower. This amount shall be deducted as a "pass-through" from the Net Gaming Revenue pursuant to the terms of this Agreement, which shall not exceed 2% of the Net Gaming Revenue per month. This Section shall have no effect on the Governmental Fees as described herein in Section 2.06(d).

Section 2.05 Payment Distribution. For purposes of these payments, all calculations of amounts due shall be based upon the previous months activity of the gaming facility's machines. Payments due to the SPV pursuant to these terms shall be paid no later than twenty-five (25) days after the last day of each calendar month. Any payments due and owing from the Company in the month the SPV is approved, or the final month the Agreement is in force, shall reflect the net win, but only for the portion of the month the Agreement is in effect. The Parties agree that, after the effective date hereof, the Company shall provide gaming machines and shall make monthly payments as specified on the 5th day of each month for the previous month's net win as stated herein.

Section 2.06 Term and Termination.

(a)

Term. The term of this Agreement shall commence on the Effective Date or the date in which machines are delivered to the SPV (whichever is later) and shall continue until terminated in accordance with the provisions of this Section. Each Site License granted during the Term of this Agreement shall survive termination of the Agreement.

(b)

Termination by the Company. The Company may terminate this Agreement, with or without cause, upon five (5) days written notice to the SPV and seek to transfer and remove the sub-license from the operating facility in addition to its gaming machines without breach of this Agreement. Reasons in which could trigger such event, include, but are not limited to:

(i)	The SPV declares in a sworn writing that a Force Majeure Event has occurred and the material effects of such Force Majeure Event continue in existence for more than sixty (60) days.

(ii)	The SPV materially breaches any provision of this Agreement applicable to it and fails to cure such breach within thirty (30) days after its receipt of written notice of such breach.

(iii)

The SPV (i) files a voluntary petition in bankruptcy; (ii) shall have filed against it an involuntary petition in bankruptcy which is not vacated within thirty (30) days thereafter; (iii) makes an assignment for the benefit of creditors; (iv) files a petition or an answer seeking an arrangement with creditors, or takes advantage of any insolvency law to protect itself against creditors; (v) applies for or consents to the appointment of a receiver or trustee of all or a substantial part of its assets; or (vi) has entered against it in any court of competent jurisdiction an order, judgment, or decree appointing a receiver of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for any period of thirty (30) or more consecutive days.

(iv)

The SPV sells or otherwise disposes of all or substantially all of its business or assets to a third party; or control or ownership of the other Party is transferred to a third party resulting in an assignment or other transfer of a material right or obligation arising under this Agreement to that third party.

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(v)	The SPV or any of its agents is found to be cheating or stealing;

(vi)	The SPV or any of its agents is found to be cheating or stealing;

(vii)	The SPV fails to follow the Company's protocols and work with the Company's agent for collecting pay-outs of the machines;

(viii)	The regulatory authority do not approve and/or retracts prior approval in the designated slot machine gaming area as defined herein;

(ix)	The revenues generated at the SVP's facility are below par at the sole discretion of the Company's Board of Directors;

(x)	Or any other reason that the Company so elects.

Section 2.07 Term and Termination.

(a)

Term. The term of this Agreement shall commence on the Effective Date or the date in which machines are delivered to the SPV (whichever is later) and shall continue until terminated in accordance with the provisions of this Section. Each Site License granted during the Term of this Agreement shall survive termination of the Agreement.

(b)

Termination by the Company. The Company may terminate this Agreement, with or without cause, upon five (5) days written notice to the SPV and seek to transfer and remove the sub-license from the operating facility in addition to its gaming machines without breach of this Agreement. Reasons in which could trigger such event, include, but are not limited to:

(i)	The SPV declares in a sworn writing that a Force Majeure Event has occurred and the material effects of such Force Majeure Event continue in existence for more than sixty (60) days.

(ii)	The SPV materially breaches any provision of this Agreement applicable to it and fails to cure such breach within thirty (30) days after its receipt of written notice of such breach.

(iii)

The SPV (i) files a voluntary petition in bankruptcy; (ii) shall have filed against it an involuntary petition in bankruptcy which is not vacated within thirty (30) days thereafter; (iii) makes an assignment for the benefit of creditors; (iv) files a petition or an answer seeking an arrangement with creditors, or takes advantage of any insolvency law to protect itself against creditors; (v) applies for or consents to the appointment of a receiver or trustee of all or a substantial part of its assets; or (vi) has entered against it in any court of competent jurisdiction an order, judgment, or decree appointing a receiver of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for any period of thirty (30) or more consecutive days.

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(iv)

The SPV sells or otherwise disposes of all or substantially all of its business or assets to a third party; or control or ownership of the other Party is transferred to a third party resulting in an assignment or other transfer of a material right or obligation arising under this Agreement to that third party.

(v)	The SPV or any of its agents is found to be cheating or stealing;

(vi)	The SPV fails to follow the Company's protocols and work with the Company's agent for collecting pay-outs of the machines;

(vii)	The regulatory authority do not approve and/or retracts prior approval in the designated slot machine gaming area as defined herein;

(viii)	The revenues generated at the SVP's facility are below par at the sole discretion of the Company's Board of Directors;

(ix)	Or any other reason that the Company so elects.

(c)	Termination by the SPV. The SPV may not terminate this Agreement, with or without cause for two (2) years upon the signing of this Agreement unless:

(i)

The Company (a) files a voluntary petition in bankruptcy; (b) shall have filed against it an involuntary petition in bankruptcy which is not vacated within thirty (30) days thereafter; (c) makes an assignment for the benefit of creditors; (d) files a petition or an answer seeking an arrangement with creditors, or takes advantage of any insolvency law to protect itself against creditors; (e) applies for or consents to the appointment of a receiver or trustee of all or a substantial part of its assets; or (f) has entered against it in any court of competent jurisdiction an order, judgment, or decree appointing a receiver of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for any period of thirty (30) or more consecutive days.

(ii)

The Company sells or otherwise disposes of all or substantially all of its business or assets to a third party; or control or ownership of the other Party is transferred to a third party resulting in an assignment or other transfer of a material right or obligation arising under this Agreement to that third party.

(iii)	The Company materially breaches any provision of this Agreement applicable to it and fails to cure such breach within thirty (30) days after its receipt of written notice of such breach.

(iv)	The regulatory authority does not approve and/or retracts prior approval in the designated slot machine gaming area as defined herein.

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(d)

Government Approval and Legal Fees. The SPV understands and acknowledges that the Company warrants and represents that it will proceed, upon signatures of this Agreement, to seek governmental approvals for the SVP to become an authorized Slot machine facility. This amount, which shall include legal fees, shall be deducted as a "pass-through" from the Net Gaming Revenue pursuant to the terms of this Agreement, and shall be considered a gross expense first priority lien that shall be paid off immediately on the net proceed of gaming revenues.

(e)

No Further Action. If neither party has canceled this Agreement after the term date as defined in Article Two Paragraph 6(C), then this Agreement shall automatically renew with the same provisions and terms as herein stated.

Section 2.08 Relationship of the Parties. The relationship between the Company and SPV is that of independent contractors. Neither party, nor its agents and employees, shall under any circumstances be deemed an agent or representative of the other and neither shall have authority to act for and/or bind the other in any way, or represent that it is in any way responsible for acts of the other. This Agreement does not establish a joint venture, agency or partnership between the parties.

Section 2.09 No Competition. So long as the SPV retains the Gaming Machines as a Slot machine facility, it may not engage in any other form of agreement with any other person or corporation to put Slot Machines on their premises. If the SPV retains its own license or sub-license with a different distributor or manufacturer while the terms of this Agreement are in effect, the damages shall be equivalent to 16% of the net wins as defined here payable from the SPV's gross profits of such gaming machines.

Section 2.10 Warranties and Representations by the Company to the SPV.The Company represents and warrants to the SPV that each of the following statements is true and accurate as of the Closing, except as otherwise indicated herein or in the Exhibits referenced herein:

(a)

Organization. The Company is an organization duly organized and validly existing under the laws of Florida in the United States of America, and has all requisite power and authority to enter into and performs its obligations under this Agreement.

(b)

Adverse Agreement. The Company is not a party to any agreement, document or instrument that has a material adverse effect on the ability of the Company to carry out its obligations under this Agreement.

(c)

License to Operate. The Company warrants that upon signature of this Agreement it shall be responsible for obtaining the legal authority for the SPV to allow Gaming Machines on its property. If in the event approval is not granted, this Agreement shall be void and rescinded.

(d)	Production of Machines. The Company warrants that it shall provide the specified number of machines as stated herein to the SPV's facility.

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(e)	Routine Maintenance of Gaming Machines. The Company shall be responsible for all routine maintenance of the gaming machines.

(f)

Collection of Machine Revenues. The Company and/or its designated agents, consultant, and other parties which shall be stated in Schedule One annexed hereto shall be solely responsible for all collection of machines revenues from the machine.

(g)

Revenue Sharing and Accounting. The Company shall be responsible for providing to the SPV a monthly statement with the SPV's monthly revenue sharing as specifically defined in Article Two Paragraph 3 in conjunction with other relevant provisions stated hereto to the SPV and shall be responsible for the accounting that shall be available publically as represented in the Company's quarterly financial statements and/ or provided quarterly to each SPV. This shall not mean to replace a monthly accounting statement that shall show SPV its shared revenues.

Section 2.11 Warranties and Representations by the SVP to the Company. The SVP represents and warrants to the Company that each of the following statements is true and accurate as of the Closing, except as otherwise indicated herein or in the Exhibits referenced herein:

(a)

Organization. The SVP is an organization duly organized and validly existing under the laws of Honduras, and has all requisite power and authority to enter into and performs its obligations under this Agreement.

(b)	Adverse Agreement. The SPV is not a party to any agreement, document or instrument that has a material adverse effect on the ability of the SPV to carry out its obligations under this Agreement.

(c)

Security. The SPV shall be responsible for the security of the machines on its facility property, which reasonably protect from assaults, robberies, and other acts of vandalism. In no event shall the Company be liable for the SPV's damages relating to any assaults or security breaches relating hereto and SPV shall hold the Company harmless for any breaches of security.

(d)

Utilities. The SPV shall be responsible for the utilities and providing such utilities such as electricity of the machines operation. Failure to provide the requisite utilities based on lack of payment of conservation shall be deemed a breach of this Agreement with the penalty being a $100 per day fine. The cure period as set forth in this Paragraph shall be 3 (three) days. This Paragraph in no way should be deemed to include any reasonable event such as power outages or electricity shorts or construction or any other reasonable event.

Section 2.12 Indemnification. The SVP shall hold the Company harmless for all injuries and related claims that result from defective chairs and furnitures, slip and fall, and other injuries that could possibly result by a gaming machine operator when at the SVP's facility.

Section 2.13 Installation. At the Company's sole election may it proceed to offer construction services for the installation of gaming machines if agreed to by the Company and SPV. If this is negotiated, this shall be a separate agreement and shall constitute an additional agreement in which the Company receives such installation costs through the net proceeds at a lower percentage discounted rate or a gross one time fee that shall be paid as a first priority lien through the net generated revenues that are passed through or any other arrangement the Parties both mutually agree.

Section 2.14 Damages to Gaming Machines. In the event that the any of the gaming machines are damaged due to negligence, the SVP shall be responsible for its replacement costs.

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ARTICLE III. GAMING REGULATORY CONTROLS

Section 3.01 General. The operation of a gaming distribution is subject to pervasive regulation under the laws, rules and regulations of the municipality of Honduras and the Roatan. The Company's mission is to assist in the implementation of gaming laws by providing declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Therefore, in accordance with this objective, the SPV shall adhere to, and the Company shall be responsible to:

•	Establish and maintain responsible accounting practices and procedures that will be subject, from time to time, to change; and
•	Maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues; and
•	Maintain systems for reliable record keeping; and
•	Maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming; and
•	Make appropriate investigations to determine if there has been any violation of laws or regulations; and
•	Review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure; and
•	Establish and collect fees and/or taxes; and
•	Collect and review reports and information submitted by participants in gaming operations; and
•	Enforce gaming laws and impose disciplinary sanctions for violations, including fines and penalties; and
•	Review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants.

Section 3.02 Duties of Parties. The Parties acknowledge that each has a duty to assist in the effective gaming controls and shall maintain a dealing of good faith in effort to this effect.

ARTICLE IV. MISCELLANEOUS

Section 4.01 Counterparts. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile and electronically scanned signatures shall be deemed valid and binding for all purposes.

Section 4.02 Entire Agreement. The Agreement constitutes the full and complete understanding of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

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Section 4.03 Notice. Any notice or permitted hereunder shall be given in a certified writing (unless otherwise specified herein) and shall be deemed personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by effectively given on the earliest of the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail. All notices shall be delivered:

If to the Company:

Elite Data Services, Inc.

4447 N. Central Expressway

Suite 110-135

Dallas, TX 75205

(972) 885-3981 (phone)

Attn: Board of Directors

Email: info@edscompanies.com

With copies to:

Jeffrey Stein

JMS Law Group, PLLC

98C Old Country Road #233

Plainview, NY 11803

(516) 422-6285 (phone)

Attn: Jeffrey Stein

Email: jstein@jmslg.com

If to SVP:

Lands End Resort

[ADDRESS RESERVED]

Chris Schroeder, Operations Manager

chris@landsendroatan.com

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Section 4.04 No Transferability. This license may not be assigned by the SVP to anyone other than than SVP and its facility.

Section 4.05 Registered SVP Contact. Chris Schroder, the Operations Manager, shall be the registered SVP contact. Notice of change may be submitted by the SVP at any time if this contact is to change.

The Company

Elite Data Services, Inc.

By:	/s/ Charles Rimlinger
Name:	Charles Rimlinger
Title:	Chief Executive Officer

SVP

Lands End Resort

By:	/s/ Pablo Garcia Garcia
Name:	Pablo Garcia
Title:	General Manager

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